FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-276033-01

Subject:** NEW ISSUE CMBS: BBCMS 2024-C26 ** PUBLIC PRICING DETAIL **

NEW ISSUE CMBS: BBCMS 2024-C26

$724.190MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT LEADS:	BARCLAYS; BMO CAPITAL MARKETS; BOFA SECURITIES; DEUTSCHE BANK SECURITIES; KEYBANC CAPITAL MARKETS SOCIÉTÉ GÉNÉRALE; UBS SECURITIES LLC

CO-MANAGERS:	ACADEMY SECURITIES; DREXEL HAMILTON

RATING AGENCIES:	S&P; FITCH; KBRA

PUBLIC OFFERED CERTIFICATES

CLASS	RATINGS (S/F/K)	AVAILABLE SIZE($MM)	C/E	WAL	COUPON	PRICE	YIELD	SPREAD(J+)
A-1	AAA/AAA/AAA	7.000	30.000%	2.65	5.594	99.99832	5.56809	+87
A-2	AAA/AAA/AAA	15.000	30.000%	4.73	6.676	102.99617	5.95800	+145
A-4	AAA/AAA/AAA	50.000	30.000%	9.45	5.549	100.99498	5.44602	+96
A-5	AAA/AAA/AAA	484.700	30.000%	9.81	5.829	102.99430	5.46634	+98
A-SB	AAA/AAA/AAA	10.497	30.000%	7.18	5.990	102.99974	5.50401	+102
A-S	AA/AAA/AAA	84.067	19.625%	9.97	6.094	102.99410	5.73649	+125
B	NR/AA-/AA-	42.540	14.375%	9.98	5.943	99.99311	5.98649	+150
C	NR/A-/A-	30.386	10.625%	9.98	6.000	96.81842	6.48649	+200

- PRICING SCENARIO: 0CPR TO MATURITY

- SETTLEMENT: ON OR ABOUT THURSDAY, MAY 23, 2024

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.